UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Emmis Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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I.  Press Release
On August 3, 2010, Emmis Communications Corporation (“Emmis”) (i) extended the Exchange Offer until 5:00 p.m., New York City time, on Friday, August 6, 2010, and (ii) adjourned the special meeting of Emmis shareholders (the “Special Meeting”), which was convened at 6:30 p.m., local time, on Tuesday, August 3, 2010, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 (“Emmis’ Headquarters”), to vote on the Proposed Amendments, until 6:30 p.m., local time, on Friday, August 6, 2010, at Emmis’ Headquarters. The following press release was issued in connection with the extension of the Exchange Offer and adjournment of the Special Meeting described above:
For Immediate Release
Tuesday, August 3, 2010
Contact: Patrick M. Walsh
Ryan A. Hornaday
317-266-0100
Emmis Communications Extends Preferred Stock Exchange Offer and
Adjourns Special Shareholder Meeting
Indianapolis, IN (NASDAQ: EMMS) — August 3, 2010 — Emmis Communications Corporation, an Indiana corporation (“Emmis”) today announced that it is extending its offer to issue 12% PIK Senior Subordinated Notes due 2017 (“New Notes”) in exchange for Emmis’ 6.25% Series A Cumulative Convertible Preferred Stock (“Preferred Stock”) at a rate of $30.00 principal amount of New Notes for each $50.00 of liquidation preference of Preferred Stock until 5:00 p.m., New York City time, on Friday, August 6, 2010. The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on Tuesday, August 3, 2010.
Emmis also announced that the special meeting of Emmis shareholders held at 6:30 p.m., local time, on Tuesday, August 3, 2010, to vote on certain amendments to the terms of the Preferred Stock, was adjourned until 6:30 p.m., local time, on Friday, August 6, 2010, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
Emmis has been informed that JS Acquisition, Inc., an Indiana corporation (“JS Acquisition”) whose equity securities are owned entirely by Mr. Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President of Emmis, and JS Acquisition, LLC, an Indiana limited liability company (“JS Parent”) that is wholly owned by Mr. Smulyan, is extending its tender offer to purchase all of Emmis’ outstanding shares of Class A common stock for $2.40 per share in cash until 5:00 p.m., New York City time, on August 6, 2010. The tender offer was originally scheduled to expire at 5:00 p.m., New York City time, on Tuesday, August 3, 2010.
The offers are being extended because Emmis, JS Parent, JS Acquisition, Mr. Smulyan and certain other interested parties have been unable to date to reach an agreement in negotiations with a group of holders of Preferred Stock that owns approximately 38.3% of the outstanding shares of Preferred Stock in the aggregate, and who have previously advised Emmis and Mr. Smulyan that they would vote against the amendments to the terms of the Preferred Stock at the special meeting. JS Acquisition has informed Emmis that during the extension, JS Parent, JS Acquisition and Mr. Smulyan are continuing to negotiate with that group and are also considering other options, including an alternative structure that would still allow a tender offer for the Class A Common Stock to proceed without any changes to the terms of the Preferred Stock and without an offer by Emmis to exchange the New Notes for the Preferred Stock. There can be no assurance that either an agreement will be reached with the group of holders of Preferred Stock or that an alternative structure can be implemented.
As of 5:00 p.m., New York City time, on Tuesday, August 3, 2010, 1,574,615 shares of Preferred Stock had been tendered into and not withdrawn from the exchange offer. In addition, as of 5:00 p.m., New York City time, on Tuesday, August 3, 2010, 21,270,888 Class A shares had been tendered into and not withdrawn from the tender offer. If not withdrawn at or prior to the expiration of the tender offer, such shares would satisfy the Minimum Tender Condition.
About Emmis
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of February 28, 2010, Emmis owns and operates seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago, although one of Emmis’ FM radio stations in Los Angeles is operated pursuant to a Local Marketing Agreement whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, Emmis owns and operates fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.
In addition to Emmis’ domestic radio properties, Emmis operates an international radio business and publishes several city and regional magazines. Internationally, Emmis owns and operates national radio networks in Slovakia and Bulgaria. Emmis’ publishing operations consists of Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati, Orange Coast, and Country Sampler and related magazines. Emmis also engages in various businesses ancillary to Emmis’ broadcasting business, such as website design and development, broadcast tower leasing and operating a news information radio network in Indiana.
Emmis’ news releases and other information are available on the company’s website at www.emmis.com.
IMPORTANT INFORMATION
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR EXCHANGE OR THE SOLICITATION OF AN OFFER TO SELL OR EXCHANGE CLASS A COMMON STOCK, PREFERRED STOCK, STOCK OPTIONS, RESTRICTED STOCK, DEBT OR OTHER SECURITIES OF EMMIS.
JS ACQUISITION HAS COMMENCED AN OFFER TO PURCHASE SHARES OF CLASS A COMMON STOCK OF EMMIS (THE “TENDER OFFER”) PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, DATED JUNE 2, 2010 (TOGETHER WITH AMENDMENTS AND SUPPLEMENTS THERETO, THE “TENDER OFFER DOCUMENTS”) THAT WAS FILED UNDER COVER OF A COMBINED SCHEDULE TO/13E-3 TRANSACTION STATEMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE TENDER OFFER DOCUMENTS HAVE BEEN DISTRIBUTED TO EMMIS’ SHAREHOLDERS. THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE TENDER OFFER DOCUMENTS.
IN CONNECTION WITH THE TENDER OFFER, EMMIS HAS COMMENCED AN OFFER TO ISSUE NEW 12% PIK SENIOR SUBORDINATED NOTES DUE 2017 IN EXCHANGE FOR EMMIS’ 6.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (THE “EXCHANGE OFFER”). ALSO, IN CONNECTION WITH THE EXCHANGE OFFER AND THE TENDER OFFER, EMMIS IS SOLICITING PROXIES (THE “PROXY SOLICITATION”) FROM ITS COMMON AND PREFERRED SHAREHOLDERS TO VOTE IN FAVOR OF CERTAIN PROPOSED AMENDMENTS TO EMMIS’ ARTICLES OF INCORPORATION. THE EXCHANGE OFFER AND PROXY SOLICITATION HAVE BOTH COMMENCED PURSUANT TO A DEFINITIVE OFFER TO EXCHANGE, DEFINITIVE PROXY STATEMENT AND THEIR RESPECTIVE LETTERS OF TRANSMITTAL AND OTHER RELATED MATERIALS, DATED JULY 6, 2010 (TOGETHER WITH AMENDMENTS AND SUPPLEMENTS THERETO, THE “EXCHANGE OFFER DOCUMENTS”, AND COLLECTIVELY WITH THE TENDER OFFER DOCUMENTS, THE “DISCLOSURE DOCUMENTS”) THAT WERE FILED UNDER COVER OF A COMBINED SCHEDULE TO/SCHEDULE 13E-3 TRANSACTION STATEMENT WITH THE SEC. THE EXCHANGE OFFER DOCUMENTS HAVE BEEN DISTRIBUTED TO EMMIS’ SHAREHOLDERS, AND THIS PRESS RELEASE IS NOT A SUBSTITUTE FOR THE EXCHANGE OFFER DOCUMENTS.
SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE DISCLOSURE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE TENDER OFFER, THE EXCHANGE OFFER AND THE PROXY SOLICITATION (THE “TRANSACTIONS”). INVESTORS MAY OBTAIN FREE COPIES OF THE DISCLOSURE DOCUMENTS, INCLUDING THE LETTERS OF TRANSMITTAL, AT THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, COPIES OF THE DISCLOSURE DOCUMENTS, INCLUDING THE LETTERS OF TRANSMITTAL, MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO BNY SHAREOWNER SERVICES, THE INFORMATION AGENT FOR THE TRANSACTIONS, AT 1-866-301-0524. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TRANSACTIONS.
EMMIS AND ITS DIRECTORS AND OFFICERS AND OTHER MEMBERS OF MANAGEMENT AND EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES. INFORMATION REGARDING EMMIS’ DIRECTORS AND EXECUTIVE OFFICERS IS DETAILED IN ITS PROXY STATEMENTS AND ANNUAL REPORTS ON FORM 10-K. SUCH INFORMATION IS ALSO CONTAINED IN THE EXCHANGE OFFER DOCUMENTS.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about Emmis’ beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Although Emmis believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Emmis’ actual results could differ materially from those described in the forward-looking statements.
Emmis’ ability to achieve its objectives could be adversely affected by the factors discussed in its Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2010 and Definitive Proxy Statement/Offer to Exchange filed with the SEC on July 6, 2010, as well as, among others: (1) the occurrence of any event, change or other circumstances that could give rise to the inability to complete the proposed transactions described above due to the failure to satisfy the conditions required to complete the proposed transactions, (2) the outcome of any legal proceedings that have been and may be instituted against Emmis and others following announcement of the proposed transactions, (3) the ability to recognize the benefits of the proposed transactions, (4) the amount of the costs, fees, expenses and charges related to the proposed transactions, (5) general industry conditions such as the competitive environment, (6) regulatory matters and risks, (7) legislative developments, (8) changes in tax and other laws and the effect of changes in general economic conditions, (9) the risk that a condition to closing of the proposed transactions may not be satisfied, and (10) other risks to consummation of the proposed transactions, including the risk that the proposed transactions will not be consummated within the expected time period.
Many of the factors that will determine the outcome of the subject matter of this press release are beyond Emmis’ ability to control or predict. Emmis undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Additional information regarding these risk factors and uncertainties is detailed from time to time in Emmis’ filings with the SEC, including but not limited to its Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2010 and Definitive Proxy Statement/Offer to Exchange filed with the SEC on July 6, 2010. These filings are also available for viewing on Emmis’ website. To access this information on Emmis’ website, please visit www.emmis.com and click on “Investors”, “SEC Filings”.
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II.  Amendments to Proxy Statement/Offer to Exchange
     The following are amendments that are being made to the Proxy Statement/Offer to Exchange in connection with the extension of the Exchange Offer and the adjournment of the Special Meeting:
     The information set forth below amends and supplements Emmis’ Proxy Statement/Offer to Exchange dated July 6, 2010 and should be read in conjunction with such Proxy Statement/Offer to Exchange. All terms used below and not defined herein shall have the meanings set forth in the Proxy Statement/Offer to Exchange. The Proxy Statement/Offer to Exchange is hereby amended and supplemented as follows:
1.	The Exchange Offer has been extended from 5:00 p.m., New York City time, on Tuesday, August 3, 2010 until 5:00 p.m., New York City time, on Friday, August 6, 2010. All references in the Proxy Statement/Offer to Exchange, the Letter of Transmittal, the Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, and the Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to the Expiration Date of 5:00 p.m., New York City time, on Tuesday, August 3, 2010 are hereby amended and restated to refer to 5:00 p.m., New York City time, on Friday, August 6, 2010.

2.	As of 5:00 p.m., New York City time, on Tuesday, August 3, 2010, 21,270,888 shares of Class A Common Stock had been tendered into and not withdrawn from the JS Acquisition Tender Offer. If not withdrawn at or prior to expiration of the JS Acquisition Tender Offer, these shares of Class A Common Stock would satisfy the Minimum Tender Condition. In addition, as of 5:00 p.m., New York City time, on Tuesday, August 3, 2010, 1,574,615 shares of Existing Preferred Stock had been tendered into and not withdrawn from the Exchange Offer.

3.	“Special Factors—Background” of the Proxy Statement/Offer to Exchange is hereby amended by deleting the last sentence of the fifteenth paragraph thereof, and replacing the deleted text with the following:

“As of August 4, 2010, a total of eight putative class action complaints were filed, six of which were filed in the Marion County Superior Court of Indiana, one of which was filed in the United States District Court of the Southern District of Indiana and one of which was filed in the United States District Court of the Southern District of New York, and each of which seeks, among other things, injunctive relief against the proposed Transactions based on allegations of breach of fiduciary duty.”

4.	“Special Factors—Background” of the Proxy Statement/Offer to Exchange is hereby also amended by inserting the following sentence in its entirety after the first sentence of the fourth last paragraph thereof:

“Also on June 23, 2010, Emmis (with the approval of the Committee) consented to the extension of the JS Acquisition Tender Offer pursuant to the terms of the Merger Agreement.”

5.	“Special Factors—Background” of the Proxy Statement/Offer to Exchange is hereby also amended by inserting the following paragraph after the last paragraph thereof:

“On July 9, 2010, a group of holders of Existing Preferred Stock, which includes Double Diamond Partners LLC, Zazove Aggressive Growth Fund, L.P., R2 Investments, LDC, DJD Group LLC, Third

Point LLC, the Radoff Family Foundation, Bradley L. Radoff, LKCM Private Discipline Master Fund, SPC and Kevin A. Fight (collectively, the “Locked-Up Holders”) entered into a written lock-up agreement (the “Lock-Up Agreement”) pursuant to which, among other things, each of the Locked-Up Holders agreed to: (1) vote or cause to be voted any and all of its shares of Existing Preferred Stock against the Proposed Amendments; (2) restrict dispositions of Existing Preferred Stock; (3) not enter into any agreement, arrangement or understanding with any person for the purpose of holding, voting or disposing of any securities of Emmis, or derivative instruments with respect to securities of Emmis; (4) consult with each other prior to making any public announcement concerning Emmis; and (5) share certain expenses incurred in connection with their investment in the Existing Preferred Stock, in each case during the term of the Lock-Up Agreement. As a result of the Lock-Up Agreement, the Locked-Up Holders may be deemed to have formed a group within the meaning of Rule 13d-5(b) under the Exchange Act. The Locked-Up Holders collectively own 1,074,915 shares of Existing Preferred Stock, representing approximately 38.3% of the issued and outstanding shares of Existing Preferred Stock. This description of the Lock-Up Agreement is qualified in its entirety by reference to the full text of the Lock-Up Agreement, a copy of which is filed as Exhibit 99.1 to the Schedule 13D filed by Amalgamated Gadget, L.P. with the SEC on July 9, 2010.

Since the announcement of the Lock-Up Agreement, representatives of JS Acquisition, Emmis and Alden have been in discussions with representatives of the Locked-Up Holders in an effort to obtain the approval of the Locked-Up Holders with respect to the Proposed Amendments. The Locked-Up Holders requested various changes to the terms of the Transactions, and no agreement had been reached by the parties as of August 3, 2010.

In light of the ongoing discussions and negotiations with the Locked-Up Holders, on August 3, 2010, Emmis extended the Exchange Offer until 5:00 p.m., New York City time, on Friday, August 6, 2010, and issued a press release announcing the extension of the Exchange Offer and the adjournment of the special meeting of Emmis shareholders, which was convened at 6:30 p.m., local time, on Tuesday, August 3, 2010, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 (“Emmis’ Headquarters”), to vote on the Proposed Amendments, until 6:30 p.m., local time, on Friday, August 6, 2010, at Emmis’ Headquarters. On that same day, JS Acquisition extended the JS Acquisition Tender Offer and issued a press release announcing the extension of the JS Acquisition Tender Offer until 5:00 p.m., New York City time, on Friday, August 6, 2010. Accordingly, on the same day, Emmis (with the approval of the Committee) consented to the extension of the JS Acquisition Tender Offer, and JS Parent consented to the extension of the Exchange Offer, pursuant to the terms of the Merger Agreement. Also on that same day, Alden consented to the extension of the JS Acquisition Tender Offer and the Exchange Offer pursuant to the terms of the Alden Purchase Agreement.

On August 4, 2010, JS Acquisition, JS Parent, Mr. Smulyan and Emmis filed an Amendment to their combined Statement on Schedule TO and Schedule 13E-3 with the SEC with respect to the extension of the JS Acquisition Tender Offer. On that same day, Emmis filed Amendment No. 4 to its Schedule TO/13E-3 with the SEC with respect to the extension of the Exchange Offer. During the extension of the JS Acquisition Tender Offer and the Exchange Offer, JS Parent, JS Acquisition and Mr. Smulyan have stated that they expect to continue to negotiate with the Locked-Up Holders and consider other options, including an alternative structure that would still allow a tender offer for the Class A Common Stock to proceed without any changes to the terms of the Existing Preferred Stock and without an offer by Emmis to exchange the New Notes for the Existing Preferred Stock. As of August 4, 2010, there was no assurance that either an agreement would be reached with the Locked-Up Holders or that an alternative structure could be implemented.”

6.	“The Transactions—Certain Legal Matters—Shareholder Litigation” of the Proxy Statement/Offer to Exchange is hereby amended by deleting the section in its entirety, and restating it as follows:

“On April 26, 2010, JS Acquisition announced its intention to commence the proposed tender offer. Thereafter, a number of purported class actions were filed against various combinations of Emmis, JS Acquisition, Alden, and members of the board of directors concerning the proposed tender offer. Emmis is aware of the following eight class action lawsuits:

•	Fritzi Ross, on behalf of herself and all others similarly situated vs. Jeffrey H. Smulyan, Susan B. Bayh, Gary L. Kaseff, Richard A. Leventhal, Peter A. Lund, Greg A. Nathanson, Lawrence B. Sorrel, Patrick M. Walsh, Emmis Communications Corporation, JS Acquisition, Inc., and Alden Global Capital; Cause No. 49D13 1004 MF 019005, filed April 27, 2010;

•	Charles Hinkle, on behalf of himself and all others similarly situated vs. Susan Bayh, Gary Kaseff, Richard Leventhal, Peter Lund, Greg Nathanson, Jeffrey H. Smulyan, Lawrence Sorrel, Patrick Walsh, and Emmis Communications Corporation; Cause No. 49D10 1004 PL 019747, filed April 30, 2010;

•	William McQueen, on behalf of himself and all others similarly situated vs. Jeffrey H. Smulyan, Susan B. Bayh, Gary L. Kaseff, Richard A. Leventhal, Peter A. Lund, Greg A. Nathanson, Lawrence B. Sorrel, Patrick M. Walsh, JS Acquisition, Inc., and Alden Global Capital; Cause No. 49D02 1005 MF 020013, filed May 3, 2010;

•	David Jarosclawicz, on behalf of himself and all others similarly situated vs. Jeffrey H. Smulyan, Susan B. Bayh,Gary L. Kaseff, Richard A. Leventhal, Peter A. Lund, Greg A. Nathanson, Lawrence B. Sorrel, Patrick M. Walsh, JS Acquisition, Incorporated, and Emmis Communications Corporation; Cause No. 49D03 1005 PL 020506, filed May 6, 2010;

•	Timothy Stabosz, on behalf of himself and all others similarly situated vs. Susan Bayh, Gary Kaseff, Richard Leventhal, Peter Lund, Greg Nathanson, Jeffrey H. Smulyan, Lawrence Sorrel, Patrick Walsh, and Emmis Communications Corporation; Cause No. 49D11 1005 PL 021432, filed May 12, 2010;

•	Richard Frank, on behalf of himself and all others similarly situated v. Jeffrey H. Smulyan, Susan Bayh, Gary Kaseff, Richard Leventhal, Peter Lund, Greg Nathanson, Lawrence Sorrel, Patrick Walsh, Emmis Communications Corporation, JS Acquisition, Inc., JS Acquisition, LLC, and Alden Global Capital; Cause No. 49D10 1006 PL 025149, filed June 4, 2010;

•	Ted Primich, on behalf of himself and all others similarly situated v. Jeffrey Smulyan, Patrick Walsh, Susan Bayh, Gary Kaseff, Richard Leventhal, Lawrence Sorrel, Greg Nathanson, Peter Lund, Emmis Communications Corporation, JS Acquisition, Inc., and JS Acquisition, LLC; Action No. 1:10-cv-0782SEB-TAB, in the United States District Court for the Southern District of Indiana, filed June 18, 2010; and

•	Richard Frank, on behalf of himself and others similarly situated v. Susan Bayh, Gary Kaseff, Richard Leventhal, Peter Lund, Greg Nathanson, Jeffrey H. Smulyan, Lawrence Sorrel, Patrick Walsh, and Emmis Communications Corporation; Cause No. 10 CIV 5409, in the United States District Court of the Southern District of New York, filed July 15, 2010.
The Defendants in the Primich action have until August 9, 2010 to respond to the complaint.
On May 6, 2010, Plaintiffs in the Jarosclawicz action served initial discovery requests on Defendants.
On May 10, 2010, Plaintiffs in the Ross and McQueen actions moved to consolidate those two actions into one and also moved for the appointment of Brower Piven, A Professional Corporation and Kroger Gardis & Regas, LLP as Interim Co-Lead Counsel. By order dated May 11, 2010, the Court conditionally approved the consolidation and set a hearing for June 1, 2010 on the issue of lead counsel.
On May 14, 2010, Plaintiffs in the Stabosz action served initial discovery requests on Defendants.
On May 20, 2010, Plaintiffs in the Stabosz action filed a Motion for Expedited Response to certain document requests.

On May 20, 2010, Plaintiffs in the Hinkle, Jarosclawicz, and Stabosz actions moved to consolidate those actions into the Ross/McQueen action.
On May 21, 2010, certain of the Defendants in the Ross action filed a Motion for Change of Venue from the Judge. By Order dated May 24, 2010, the Court granted the motion, and a new judge has qualified.
On May 26, 2010, the law firms representing the Stabosz and Hinkle Plaintiffs filed in the Ross, Stabosz, and Hinkle actions motions to appoint Cohen & Malad LLP and Wolf Popper LLP as co-lead counsel and in opposition to the appointment of Brower Piven and Kroger Gardis & Regas, LLP as co-lead counsel.
On May 28, 2010, the law firms representing the plaintiffs in the Ross and McQueen cases filed a memorandum in opposition to the consolidation of the Stabosz, Hinkle and Jarosclawicz cases and further moved to stay those two actions. In addition, those firms moved for expedited discovery from the defendants.
Also on May 28, 2010, the plaintiff in Hinkle filed an emergency motion for preliminary injunction to enjoin the defendants from taking any steps to complete the transaction. That plaintiff also requested expedited discovery from the defendants and the setting of an expedited briefing schedule.
On June 4, 2010, a sixth purported class action complaint was filed, styled Richard Frank v. Jeffrey H. Smulyan, Susan Bayh, Gary Kaseff, Richard Leventhal, Peter Lund, Greg Nathanson, Lawrence Sorrel, Patrick Walsh, Emmis Communications Corporation, JS Acquisition, Inc., JS Acquisition, LLC, and Alden Global Capital, Cause No. 49D10 1006 PL 025149. Like the five previously filed actions, the Frank action was filed in the Marion Superior Court in Indiana.
On June 8, 2010, Defendants filed an Objection to Plaintiffs’ Motion for Expedited Discovery. Also on June 8, Plaintiffs in the Hinkle and Stabosz actions filed Amended Complaints.
On June 9, 2010, the Court in the Ross action granted Plaintiffs’ Motion to Consolidate Related Actions, consolidating the Hinkle, McQueen, Jarosclawicz, and Stabosz actions into the Ross action before Judge Moberly. The consolidated action was re-captioned In re: Emmis Shareholder Litigation by order of the Court dated June 15, 2010. Also, on June 9, 2010, Plaintiffs Stabosz and Hinkle filed a Reply in Further Support of Their Motions for Expedited Discovery and Preliminary Injunction.
On June 10, 2010, Defendants moved to dismiss the five consolidated purported class actions.
On June 11, 2010, Defendants filed a Sur-Reply in Opposition to Motions for Expedited Discovery by Plaintiffs Stabosz and Hinkle.
On June 14, 2010, Plaintiffs Stabosz and Hinkle filed their Response to Defendants’ Sur-Reply in Opposition to Motions for Expedited Discovery.
On June 15, 2010, the Court issued an Order Appointing Cohen & Malad, LLP and Wolf Popper LLP as Co-Lead Counsel for Plaintiffs, and also issued an Order Granting Plaintiff’s Motion to Expedite Response to Document Requests and For Four Depositions of Defendants and their Representatives Relating to Emergency Motion for Preliminary Injunction. The parties currently are exchanging discovery in accordance with the latter order pursuant to an agreed-upon schedule.
On June 18, 2010, a seventh purported class action complaint was filed, styled Ted Primich v. Jeffrey Smulyan, Patrick Walsh, Susan Bayh, Gary Kaseff, Richard Leventhal, Lawrence Sorrel, Greg Nathanson, Peter Lund, Emmis Communications Corporation, JS Acquisition, Inc., and JS Acquisition, LLC, action number 1:10-cv-0782SEB-TAB, in the United States District Court for the Southern District of Indiana.

On June 25, 2010, Alden filed a joinder in the Motion to Dismiss filed on June 10, 2010. The joinder was filed in the four actions in which Alden was named as a defendant — the Ross, Hinkle, McQueen, and Stabosz actions.
The parties agreed to a Stipulation and Proposed Order Relating to the Scheduling of Depositions, Briefing, and Hearing on Plaintiffs’ Emergency Motion for Preliminary Injunction and Defendants’ Motion to Dismiss (the “Scheduling Stipulation”) in In re: Emmis Shareholder Litigation, which was entered by the Court on July 2, 2010. Pursuant to the Scheduling Stipulation, depositions were taken and concluded by June 30, 2010.
On July 3, 2010, also pursuant to the Scheduling Stipulation, Plaintiffs served on Defendants their Memorandum of Law in Support of Their Motion for Preliminary Injunction and in Opposition to Defendants’ Motion to Dismiss. In accordance with the Scheduling Stipulation, Defendants served their Brief Opposing Plaintiffs’ Motion for Preliminary Injunction and their Reply Brief in Support of their Motion to Dismiss Shareholder Cases on July 10, 2010. Plaintiffs filed their Reply Memorandum of Law in Support of their Motion for Preliminary Injunction on July 14, 2010.
Also on July 14, 2010, Robert Frank voluntarily dismissed his lawsuit pending in the Marion County Superior Court. On July 19, 2010, Robert Frank filed his second lawsuit in the Southern District of New York.
A hearing on Plaintiffs’ motion for preliminary injunction in In re: Emmis Shareholder Litigation was held on July 19, 2010. On July 27, 2010, Judge Moberly denied the motion for preliminary injunction.
That same day, the Defendants in the Frank case, pending in the United States District Court for the Southern District of New York, filed a motion requesting a) dismissal of that action for improper venue, b) transfer of the action to the United States District Court for the Southern District of Indiana or c) a stay of the action pending resolution of the Primich case. No date for a hearing on that motion has been set. There is, however, a pre-trial conference set in the federal Frank case for August 19, 2010, before the Honorable Judge Harold Baer, Jr.
In addition, several law firms and investor advocacy groups that have not appeared in the above-listed lawsuits, including but not limited to Finkelstein Thompson LLP, the Law Offices of Howard G. Smith, Levi & Korinsky, LLP, Rigrodsky & Long, P.A., Tripp Levy PLLC and the Shareholders Foundation, Inc., have commenced investigations into potential claims with respect to the transactions described in the Proxy Statement/Offer to Exchange.”